Exhibit 99.4

CONSENT OF ELIZABETH COGAN FASCITELLI

Jaws Mustang Acquisition Corporation (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

January 27, 2021

By:	/s/ Elizabeth Cogan Fascitelli
Name: Elizabeth Cogan Fascitelli